Exhibit 10.58

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of December 1, 2014, by and between Mayco (Nevada), LLC, a Nevada limited liability company (“Purchaser”), and West Coast Shot, Inc., a Nevada corporation (“Seller”). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, Seller is the owner of a shot tower and related improvements (the “Assets”) located at Seller’s premises at 32 Red Rock Road, Carson City, Nevada 89721 (the “Facility”); and

WHEREAS, Affiliates of Seller and Purchaser, respectively, are, contemporaneously with the execution of this Agreement, entering into certain agreements governing the purchases and sales of certain assets of Seller’s Affiliates to Purchaser’s Affiliates (collectively the “Affiliate Transactions”); and

WHEREAS, Purchaser desires to purchase the Assets from Seller, and Seller desires to sell the Assets to Purchaser, for the consideration and upon on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for their mutual reliance, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings attributed to them in the Mayco Agreement. The following terms shall have the following meanings for the purposes of this Agreement:

“Agreement” shall mean this Agreement, including all exhibits hereto, as it and they may be amended from time to time.

“Affiliate Transactions” shall have the meaning set forth in the preamble.

“Assets” shall have the meaning set forth in the preamble.

“Cash Consideration” shall mean the applicable amount determined pursuant to Section 2.7 of the Mayco Agreement and set forth on Exhibit 2.7 to the Mayco Agreement.

“Closing” shall mean the consummation of the transactions contemplated herein.

“Enhanced” shall have the meaning set forth in Section 10.8.

“Facility” shall have the meaning set forth in the preamble.

“Lien” shall mean all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights of way, covenants and encroachments.

“Lender” shall have the meaning set forth in Section 10.8.

“Mayco Agreement” shall mean the Asset Purchase Agreement dated of even date herewith by and between Mayco Industries, Inc. and Mayco Manufacturing, LLC as it may be amended, modified or supplemented from time to time.

“Mayco Closing Date” shall mean the “Closing Date” under and as defined in the Mayco Agreement as it may be extended or modified pursuant to the Mayco Agreement.

“PNC” shall have the meaning set forth in Section 10.8.

“Purchase Price” shall be determined by Seller and Purchaser as part of the allocation of the aggregate purchase price under this Agreement and the other Acquisition Agreements pursuant to Sections 2.6 and 2.7 of the Mayco Agreement.

“Purchaser” shall have the meaning set forth in the preamble.

“Put” shall mean the right of Purchaser to sell the Assets to Seller in accordance with Section 2.4.

“Put Date” shall have the meaning set forth in Section 2.4(a).

“Put Period” shall have the meaning set forth in Section 2.4(a).

“Put Price” shall mean an amount equal to $1.

“Seller” shall have the meaning set forth in the preamble.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

ARTICLE II

PURCHASE AND SALE; PUT RIGHT

2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made herein, at the Closing, Seller shall sell, assign, convey and transfer the Assets to the Purchaser, and Purchaser shall purchase the Assets from Seller. Purchaser shall not assume or become responsible for any of Seller’s or any Affiliate’s duties, obligations or liabilities.

2.2 Payment of Purchase Price. At the Closing, as consideration for the Assets, Purchaser shall pay to Seller the Cash Consideration by wire transfer of immediately available U.S. funds in accordance with wire instructions provided by Seller to Purchaser not later than two (2) Business Days prior to Closing.

2.3 Closing.

(a) The Closing shall take place on the Mayco Closing Date. The Closing shall be effective as of the close of business on the day before the Mayco Closing Date.

(b) At the Closing, Seller shall deliver to Purchaser the following documents, duly executed by Seller where appropriate:

(i) a Bill of Sale in the form attached hereto as Exhibit 2.3 (b) (i) (the “Bill of Sale”)

(ii) all releases necessary to terminate and discharge any Liens on the Assets; and

(iii) such other instruments and documents as reasonably requested by Purchaser in order to consummate the purchase and sale of the Assets contemplated under this Agreement.

(c) At the Closing, Purchaser shall pay to Seller the Cash Consideration and deliver to Seller such instruments and documents as reasonably requested by Seller in order to consummate the purchase and sale of the Assets contemplated under this Agreement.

2.4 Put Right.

(a) Subject to Section 2.4(c), Purchaser may exercise the Put to sell the Assets back to Seller at any time during the period commencing on the Mayco Closing Date and ending on the first anniversary of the Mayco Closing Date (the “Put Period”) by providing written notice to Seller of such exercise. The exercise shall be effective as of the date (the “Put Date”) that Seller has received such notice. Within one (1) Business Day of the Put Date, Seller shall pay to Purchaser as consideration for the Assets the Put Price by wire transfer of immediately available U.S. funds or such other method as the parties may reasonably determine.

(b) Within two Business Days of its receipt of the Put Price, Purchaser shall deliver to Seller the following documents, duly executed by Seller where appropriate:

(i) a Bill of Sale in the form attached hereto as Exhibit 2.3(b)(i) with appropriate modifications to identify Seller as buyer and Purchaser as seller;

(ii) all releases necessary to terminate and discharge any Liens on the Assets; and

(iii) such other instruments and documents as reasonably requested by Seller in order to consummate the purchase and sale of the Assets contemplated under this Section 2.4 upon giving effect to the Put.

(c) Notwithstanding anything in this Agreement to the contrary,

(i) The Put shall automatically expire at and as of such time as Purchaser has commenced to disassemble and relocate the Assets from the Facility; and

(ii) The Put shall be deemed to have been exercised as of the last day of the Put Period if Purchaser has not relocated the Assets from the Facility by such date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that:

3.1 Due Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of Nevada.

3.2 Due Authorization. Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement have been duly and validly approved and no other corporate actions or proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. Seller has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

3.3 Consents and Approvals; Governmental Authority Relative to This Agreement. The execution, delivery and performance by Seller of this Agreement will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of Seller, or (ii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Seller or the Assets.

3.4 Title; Sufficiency. Seller has (or upon giving effect to the Closing will have) good and marketable title to the Assets free and clear of all Liens.

3.5 Taxes. All Taxes with respect to the Assets which are due and payable prior to the Closing Date have been or will be duly and properly computed, reported, fully paid and discharged, other than those Taxes which are the subject of a bona fide dispute with the taxing authority. There are no unpaid Taxes with respect to any period ending on or before the Closing Date which are or would become a lien on the Assets, except for current Taxes not yet due and payable, or Taxes which are the subject of a bona fide dispute with the taxing authority.

3.6 Litigation. The Assets are not subject to any judgment, order, decree, stipulation, injunction, or charge or any pending or, to the best of Seller’s knowledge, threatened charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction.

3.7 Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Purchaser or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Seller or any of its Affiliates.

3.8 Full Disclosure. To the best of Seller’s knowledge, no representation or warranty of Seller contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

4.1 Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada with all requisite power and authority to own and operate its assets and properties as they are now being owned and operated.

4.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary limited liability company action of Purchaser. Purchaser has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

4.3 Consents and Approvals; No Violations. The execution, delivery and performance by Purchaser of this Agreement will not (i) violate any law, regulation or order of any Governmental Authority applicable to Purchaser; (ii) require any filing or registration by Purchaser with, or consent or approval with respect to Purchaser of, any Governmental Authority; (iii) violate or conflict with or result in a breach or default under any contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound; or (iv) violate or conflict with the articles of organization or operating agreement of Purchaser, except where any such filing, registration, consent or approval, if not made or obtained, or any such violation, conflict, breach or default, would not have a material adverse effect on Purchaser or its ability to perform its obligations under this Agreement.

4.4 Purchaser’s Examination. Purchaser and its representatives have been afforded the opportunity to meet with, ask questions of and receive answers from the management of Seller in connection with the determination by Purchaser to enter into this Agreement and consummate the transactions contemplated hereby and thereby, and all such questions have been answered to the full satisfaction of Purchaser.

4.5 Limitation on Warranties. Purchaser acknowledges and agrees that neither Seller nor any other Person acting on behalf of Seller or any of its Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or the Assets, except as expressly set forth in this Agreement.

4.6 Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Seller or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser or any of its Subsidiaries.

ARTICLE V

COVENANTS

5.1 Preservation of Assets. From the date hereof to and including the Closing Date, Seller (i) shall take no action, or suffer others under its control to take any action, that would materially diminish the utility or value of the Assets, and (ii) shall not, nor shall it authorize or permit any owner, directors, officers, employees, representatives or agents to, directly or indirectly, encourage, solicit, initiate, facilitate or continue inquiries, discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Purchaser or its Affiliates) concerning any sale of the Assets to any person other than Purchaser.

5.2 Efforts. Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable. The “commercially reasonable efforts” of Seller shall not require Seller, its Affiliates or representatives to expend any money to remedy any breach of any representation or warranty hereunder, to obtain any consent required for consummation of the transactions contemplated hereby or to provide financing to Purchaser for consummation of the transactions contemplated hereby; provided that if Seller, its Affiliates or representatives elect to remedy such breach, Seller shall not be deemed to be in breach of such representation or warranty, or in violation of any covenant for purposes of determining Purchaser’s obligations to consummate the transactions contemplated hereby pursuant to Section 6.1.

5.3 Confidentiality. Section 5.6 of the Mayco Agreement is hereby incorporated by reference, mutatis mutandis.

5.4 Public Announcements. Section 5.7 of the Mayco Agreement is hereby incorporated by reference, mutatis mutandis.

5.5 Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of any transaction contemplated by this Agreement shall be split equally and be paid by Purchaser and Seller.

5.6 Tax Proration. All personal property taxes or similar ad valorem obligations levied with respect to the Assets for any taxable period falling entirely within the period before the Closing Date shall be the responsibility of Seller. All personal property taxes or similar ad valorem obligations levied with respect to the Assets for any taxable period that includes the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be the responsibility of Purchaser. If the exact amount of any personal property taxes is not known on the Closing Date, such taxes shall be estimated based upon the best available information on the Closing Date (i.e. the taxable value currently assigned to the Assets and the most recent millage rate). There shall be no re-proration of personal property taxes after Closing.

5.7 Disassembly and Relocation. Seller agrees to provide Purchaser with reasonable access to the Facility to disassemble and relocate the Assets from the Facility, provided that Purchaser shall be responsible for any damage or destruction to the Facility as a result of its activities at the Facility. Until such time as the Assets are relocated from the Facility or the Put Period expires, Seller agrees to permit Purchaser to store the Assets on the Facility as they currently are, free of charge.

ARTICLE VI

CONDITIONS PRECEDENT TO PURCHASE AND SALE

The obligations of both parties to effect the contemplated purchase and sale of the Assets under this Agreement are subject to the satisfaction (or waiver by the appropriate party or parties) of the following conditions precedent to the conveyance of the Assets:

6.1 Warranties True as of Closing Date. Each of the representations and warranties of Seller and Purchaser contained in Articles III and IV, respectively, shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)).

6.2 Affiliate Transactions. The Affiliate Transactions shall have closed.

6.3 No Prohibition. No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority which prohibits, and no lawsuit, proceeding or investigation shall be pending, which would be reasonably expected to prohibit the consummation of the transactions contemplated hereby.

ARTICLE VII

[INTENTIONALLY OMITTED]
ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a) With the mutual written consent of Purchaser and Seller;

(b) By Purchaser or Seller if the Affiliate Transactions have not have closed by December 1, 2014 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to either party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) By Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VI and (B) has not been or is incapable of being cured by Purchaser within thirty (30) calendar days after its receipt of written notice thereof from Seller;

(d) By either of Purchaser or Seller if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

Notwithstanding anything else contained in this Agreement, (i) this Agreement shall automatically terminate without any further action by either party if all or a substantial portion of the Affiliate Transactions are terminated, and (ii) the right to terminate this Agreement under this Section 8.1 shall not be available to either party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

8.2 Expenses. Whether or not the Option is exercised or the conveyance of the Assets occurs, all out-of-pocket fees and expenses of each party incurred or paid by such party or on its behalf in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

8.3 Effect of Termination. In the event of termination of this Agreement by either Purchaser, on the one hand, or Seller, on the other hand, as provided in Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any liability of either party to the other; provided, however, that nothing in this Section 8.3 shall relieve either party of any liability for any breach by such party of this Agreement prior to the date of any such termination.

ARTICLE IX

[INTENTIONALLY OMITTED]
ARTICLE X

MISCELLANEOUS

10.1 Amendment. This Agreement may be amended, modified or supplemented only in a writing signed by Purchaser and Seller.

10.2 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by confirmed facsimile, (iii) on the next Business Day if sent by an overnight delivery service, or (iv) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a) If to Seller, addressed as follows:

West Coast Shot, Inc.
c/o Metalico, Inc.
186 North Ave. East
Cranford, NJ 07016
Attention: Michael J. Drury

with a copy (for informational purposes only) to:

Metalico, Inc.
186 North Ave. East
Cranford, NJ 07016
Attention: General Counsel

(b) If to Purchaser, addressed as follows:

Mayco (Nevada), LLC
1031 East 103rd Street
Chicago, Illinois 60628
Attention:  President

with a copy (for informational purposes only) to:

Imperial Acquisitions, LLC
1031 East 103rd Street
Chicago, Illinois 60628
Attention: Stuart Schwartz

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

10.3 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.4 Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any law authorizing electronic signatures.

10.5 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Articles, Sections or Exhibits shall refer to those portions of this Agreement. Time is of the essence of each and every covenant, agreement and obligation in this Agreement. Neither of Purchaser nor Seller shall be deemed to be in breach of any covenant contained in this Agreement if such party’s deemed breach is the result of any action or inaction on the part of the other party.

10.6 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

10.7 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by either party without the prior written consent of the other party, provided further that,  Purchaser may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to PNC Bank, National Association (“PNC”) and Enhanced Small Business Investment Company LP (“Enhanced” and together with PNC, each a “Lender”) as collateral security for any loans made by any Lender to Purchaser. For all purposes hereof, a transfer, sale or disposition of a majority of the capital stock or other voting interest of Purchaser or Seller (whether by contract or otherwise) shall be deemed an assignment hereunder. Any purported assignment in contravention of this Section 10.8 shall be null and void.

10.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right.

10.10 Further Assurances. Upon the reasonable request of Purchaser or Seller, each party will on and after the Closing Date execute and deliver to the other party such other documents, assignments and other instruments as may be reasonably required to effectuate completely the transactions contemplated hereby, and to effect and evidence the provisions of this Agreement and the transactions contemplated hereby.

10.11 Entire Understanding. The Exhibits identified in this Agreement, if any, are incorporated herein by reference and made a part hereof. This Agreement, together with the Acquisition Agreements, and the documents referred to herein and therein, set forth the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings among the parties.

10.12 JURISDICTION OF DISPUTES. SUBJECT TO SECTION 10.6, IN THE EVENT EITHER PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT AND THE RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT SUBJECT TO SECTION 10.6, ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 10.12 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 10.12 SHALL BE DEEMED TO PREVENT EITHER PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK, NEW YORK); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; AND (D) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF EITHER PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.15 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

10.16 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MAYCO (NEVADA), LLC
By: :	/s/	Stuart Schwartz

Name: Stuart Schwartz } Title: }Vice President } WEST COAST SHOT, INC. } By: } /s/ } Michael J. Drury Name: Michael J. Drury
Title: President Name:

Stuart Schwartz
Title:	Vice President
WEST COAST SHOT, INC.
By:	/s/	Michael J. Drury
Name: Michael J. Drury
Title: President